Exhibit 5.2

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
March 8, 2013
CLIENT/MATTER NUMBER 052406-0138

MGIC Investment Corporation

MGIC Plaza, 250 East Kilbourn Avenue

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel for MGIC Investment Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-166175) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 20, 2010, and the prospectus supplement, dated March 6, 2013 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company in the manner set forth in the Registration Statement and the Prospectus of (i) $450,000,000 aggregate principal amount of the Company’s 2.00% convertible senior notes due 2020, and (ii) up to $50,000,000 aggregate principal amount of the Company’s 2.00% convertible senior notes due 2020 pursuant to the option to purchase additional securities granted by the Company to the underwriters (the convertible senior notes described in clauses (i) and (ii) are collectively referred to as the “Convertible Notes”). The Convertible Notes will be issued under the Senior Indenture, dated October 15, 2000 (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), and a Second Supplemental Indenture, to be dated March 12, 2013 (the “Supplemental Indenture”), establishing the terms and providing for the issuance of the Convertible Notes. The conversion rate will initially be 143.8332 shares of the Company’s common stock, $1.00 par value (the “Common Stock”) and related Common Share Purchase Rights (the “Rights”), per $1,000 principal amount of notes (equivalent to a conversion price of approximately $6.95 per share of Common Stock), which number is subject to adjustment as described in the Prospectus. The terms of the Rights are set forth in that certain Amended and Restated Rights Agreement, dated as of July 25, 2012, between the Company and Wells Fargo Bank, National Association, as amended to date (the “Rights Agreement”).

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Articles of Incorporation and Amended and Restated By-Laws, each as amended to date; (iii) the Indenture and the Supplemental Indenture; (iv) resolutions of the Company’s Board of Directors and the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Convertible Notes subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, assuming that the Indenture and Supplemental Indenture have been duly authorized, authenticated and delivered by, and represent the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.               The Convertible Notes, when executed, authenticated and issued in accordance with the Indenture and the Supplemental Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.

2.               The shares of Common Stock into which the Convertible Notes may be converted (the “Shares”), when issued in the manner described in the Registration Statement and in accordance with the Indenture, the Supplemental Indenture and the Convertible Notes, will be validly issued, fully paid and nonassessable.

3.               The Rights attached to the Shares when issued pursuant to the Rights Agreement will be validly issued.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

We are qualified to practice law in the States of Wisconsin and New York, and we do not purport to be experts on the law other than that of the States of Wisconsin and New York and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the States of Wisconsin and New York and the federal laws of the United States of America.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP